Exhibit 99.1

ContraVir Pharmaceuticals’ Cyclophilin Inhibitor, CRV431, Reduces Development and Progression of Liver Tumors in Preclinical Hepatocellular Carcinoma Study

EDISON, N.J., May 30, 2018 - ContraVir Pharmaceuticals Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today new findings confirming that CRV431, a cyclophilin inhibitor,  reduces the number and size of liver tumors in a hepatocellular carcinoma (HCC) mouse model.

Data from the study indicate that CRV431 reduced the number of tumor nodules by 44% and reduced the overall tumor burden by 56% (composite score based on tumor number and size) compared to the vehicle control group (p=0.02). Importantly, 25% of CRV431-treated mice had no liver tumors at the end of the 10 week study, whereas all vehicle-treated mice had at least five tumors per liver.

“The results of this preclinical study indicate that CRV431 could offer a potential treatment opportunity for hepatocellular carcinoma (HCC), representing an important pipeline expansion opportunity for ContraVir,” commented James Sapirstein, Chief Executive Officer of ContraVir.  “We previously demonstrated that CRV431 reduces key markers of hepatitis B virus (HBV) including DNA, HBsAg, and pgRNA.  This new data provides evidence that CRV431 can also reduce the amount and size of tumors in HCC, bringing us another step closer to our ultimate goal of reducing the burden of liver disease.”

Worldwide, liver cancer is the second leading cause of cancer-related deaths, with as many as 750,000 deaths annually. HCC, correlated with HBV surface antigen prevalence is the most common type of primary liver cancer, comprising about 80% of these cases. Chronic HBV and hepatitis C virus (HCV) infections cause up to 70% of hepatocellular carcinoma (HCC) and, in certain regions such as Asia and Africa, are the single leading risk factor for developing HCC. Another risk factor for development of HCC is non-alcoholic fatty liver disease (NAFLD), present in about 30% of the United States population.

“Chronic liver infection, such as hepatitis B, causes a cascade of health problems throughout a person’s life and, unfortunately, is often the precursor of liver cancer,” commented Dr. Philippe Gallay, Professor, Department of Immunology and Microbiology at the Scripps Research Institute. “Therapies, such as CRV431, that are able to disrupt multiple stages within the HBV life cycle have the potential to save countless lives by reducing downstream effect of chronic HBV infection.”

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerases which play key roles in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilins for their replication. CRV431 shows potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity which may further curb progression of liver disease in patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing less off-target toxicities and side-effects.

CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028